                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CWM MORTGAGE HOLDINGS, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO OF CWM MORTGAGE HOLDINGS, INC.]
                                                              April 4, 1996

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of CWM Mortgage Holdings, Inc. (the "Company"). The meeting will be held on Wednesday, May 29, 1996 at 10:00 a.m. at the Pasadena Hilton, 150 South Los Robles, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

  We hope you can attend the Annual Meeting. It is important that you sign, date and return your proxy as soon as possible, even if you currently plan to attend the meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the notice.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ David S. Loeb

                                          David S. Loeb
                                          Chairman of the Board

                          CWM MORTGAGE HOLDINGS, INC.
                             35 NORTH LAKE AVENUE
                                 P.O. BOX 7211
                        PASADENA, CALIFORNIA 91109-7211

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1996

                               ----------------

To the Stockholders of CWM MORTGAGE HOLDINGS, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of CWM Mortgage Holdings, Inc. (the "Company") will be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on May 29, 1996 at 10 a.m., Los Angeles time, for the following purposes:

    1. To elect the Board of Directors for the ensuing year;

    2. To approve the CWM Mortgage Holdings, Inc. 1996 Stock Incentive Plan;

    3. To approve the selection by the Board of Directors of Grant Thornton LLP as independent accountants for the Company for the year ending December 31, 1996; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors of the Company has selected April 1, 1996 as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Richard H. Wohl

                                          Richard H. Wohl
                                          Secretary

APRIL 4, 1996

                          CWM MORTGAGE HOLDINGS, INC.
                             35 NORTH LAKE AVENUE
                                 P.O. BOX 7211
                        PASADENA, CALIFORNIA 91109-7211

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1996

  This Proxy Statement is furnished to stockholders of CWM Mortgage Holdings, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on May 29, 1996, at 10 a.m. or at any adjournment thereof. The Company expects to mail the proxy solicitation materials for the Annual Meeting on or about April 8, 1996.

  The principal solicitation of proxies is being made by mail. However, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $6,000 plus reimbursement for certain expenses. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

  A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated signed proxy or other written notice of revocation to the Company. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Annual Meeting or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are given, the shares will be voted in favor of Proposals One through Three described herein.

  Votes cast in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting. In accordance with Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

  Only holders of the Company's shares of common stock, par value $.01 per share (the "Common Stock"), are entitled to vote at the Annual Meeting. Each holder of record of Common Stock at the close of business on April 1, 1996 is entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were 43,980,354 shares of Common Stock outstanding and entitled to one vote per share.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company currently has five directors. The five current directors are nominees for election as directors to serve until the next annual meeting after their election and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. In the event any nominee becomes unavailable for any reason, an event the Board of Directors does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board of Directors to replace the nominee.

  The Bylaws of the Company provide that the majority of the members of the Board of Directors and of any committee of the Board of Directors will at all times be "Unaffiliated Directors," defined as persons who are not "Affiliates" of Countrywide Asset Management Corporation (the "Manager"), the Company's manager and a wholly owned subsidiary of Countrywide Credit Industries, Inc. ("Countrywide Credit"). The term "Affiliate" of another person is defined in the Company's Bylaws to mean any person directly or indirectly owning, controlling, or holding with power to vote 5% or more of the outstanding voting securities of such other person or of any person directly or indirectly controlling, controlled by or under common control with such other person; any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such other person; any person directly or indirectly controlling, controlled by or under common control with such other person, and any officer, director, partner or employee of such other person. The term "person" includes a natural person, a corporation, partnership, trust, company or other entity.

  The following table sets forth certain information regarding each of the nominees for election as director and the stock ownership of certain named executive officers:

                                          YEAR      SHARES OF COMMON
                                         FIRST        STOCK OWNED       PERCENT
                                        BECAME A    BENEFICIALLY AS       OF
   NAME                             AGE DIRECTOR OF MARCH 1, 1996(1)(2)  CLASS
   ----                             --- -------- ---------------------- -------
   David S. Loeb...................  72   1985          192,300             *
   Angelo R. Mozilo................  57   1985           85,431(3)          *
   Lyle E. Gramley(4)..............  69   1993           60,425(5)          *
   Thomas J. Kearns(4).............  57   1990          132,000             *
   Frederick J. Napolitano(4)......  66   1985          151,400             *

   Michael W. Perry................  --    --            35,000             *
   Richard H. Wohl.................  --    --             2,000             *
   Carmella L. Grahn...............  --    --             2,000             *
   Kellie A. Johnson...............  --    --               --             --
   All directors and named execu-
    tive officers as a group (9
    persons).......................                     660,556           1.5%

                                                  Footnotes appear on next page

- --------
 * Less than one percent of class.

(1) Unless otherwise indicated, sole voting and investment power.

(2) Includes shares which may be purchased through stock options exercisable within 60 days of March 1, 1996 held by the following persons: Mr. Loeb, 55,000 shares; Mr. Kearns, 70,000 shares; Mr. Perry, 10,698 shares; all directors and executive officers as a group, 135,698.

(3) Includes 1,000 shares owned by Phyllis Mozilo, the wife of Angelo Mozilo, as to which shares he disclaims any beneficial interest.

(4) Unaffiliated Director.

(5) Includes 9,425 shares owned by Marlys Gramley, the wife of Lyle Gramley.

  DAVID S. LOEB has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in July 1985. He is co-founder of Countrywide Credit and has been President and Chairman of Countrywide Credit since its formation in March 1969. Mr. Loeb also serves as Chief Executive Officer of the Manager, a wholly owned subsidiary of Countrywide Credit. In addition, Mr. Loeb serves as Chairman of Independent National Mortgage Corporation ("Indy Mac"), an affiliate of the Company and of Independent Lending Corporation, a wholly-owned subsidiary of the Company ("ILC").

  ANGELO R. MOZILO has been President of the Company since its formation and a director since October 31, 1985. He has been Vice Chairman of the Board of Directors since 1993. He is co-founder of Countrywide Credit and has been Vice Chairman of the Board of Directors and Executive Vice President of Countrywide Credit since its formation in March 1969. Mr. Mozilo serves as Chairman of the Board of the Manager. Mr. Mozilo served as President of Countrywide Funding Corporation, now known as Countrywide Home Loans, Inc. ("CHL"), a subsidiary of Countrywide Credit which is engaged in certain transactions with the Company, from 1978 to March 1995. Mr. Mozilo currently serves as Chairman and Chief Executive Officer of CHL. In addition, Mr. Mozilo serves as Vice Chairman of Indy Mac and of ILC.

  LYLE E. GRAMLEY became a director of the Company in January 1993. He is a former member of the Board of Governors of the Federal Reserve System. Since September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and more recently as a consulting economist, and during that period he has also been self-employed as an economic consultant. He also serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management.

  THOMAS J. KEARNS has been a director of the Company since June 1990. He is President of Thomas J. Kearns Inc., a financial consulting firm, and has been in the securities business for 30 years. Since April 1995, he has been Senior Vice President and Director of Financial Services for Josephthal Lyon & Ross, Inc., an investment banking firm. He spent approximately 16 years with Merrill Lynch Capital Markets as a First Vice President and he was a Managing Director of Commonwealth Associates from April 1994 to February 1995. Mr. Kearns serves on the Board of Directors of Jameson Inns, Inc., a hotel real estate investment trust, and Hamilton Industrial Properties, Inc., an industrial real estate investment trust.

  FREDERICK J. NAPOLITANO has been a director of the Company since its inception and has been Chairman of the Board of Pembroke Enterprises, Inc., a real estate development company located in Virginia, since 1973. He was also a director of Home Mortgage Access Corporation and serves on the board of directors and executive committee of the National Association of Home Builders and was President of the National Association of Home Builders in 1982. He served on the Federal Home Loan Bank Board Advisory Council from 1983 to 1985, Federal Home Loan Mortgage Corporation Advisory Committee from 1981 to 1983, Federal National Mortgage Association Advisory Board from 1984 to 1985, was chairman of the Hampton Roads Chamber of Commerce in 1989, and is a member of the Industrial Development Services Advisory Board for the Commonwealth of Virginia.

  Two of the five directors listed above are also officers of the Company and three are Unaffiliated Directors. A majority of the votes cast at the Annual Meeting, at which a quorum is present, is sufficient to elect a director.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

BOARD MEETINGS AND COMMITTEES

  During the fiscal year ended December 31, 1995, the Board of Directors held eight meetings, in person or by telephone. Each Board member attended 75% or more of the Board and applicable committee meetings held during the fiscal year ended December 31, 1995.

  The Audit Committee of the Board of Directors consults with and reviews reports and recommendations of the Company's independent certified public accountants and reports thereon to the Board. The Audit Committee held four meetings during the fiscal year ended December 31, 1995. This committee consists of Messrs. Gramley, Kearns and Napolitano.

  The Compensation Committee of the Board of Directors administers the Company's Stock Option Plans as well as the Company's Deferred Compensation Plan and Loan Plans. The Compensation Committee held four meetings during the fiscal year ended December 31, 1995. This committee consists of Messrs. Gramley, Kearns and Napolitano.

  The Board of Directors does not have a nominating committee.

                              EXECUTIVE OFFICERS

  The executive officers of the Company are:

             NAME              AGE            OFFICE              OFFICER SINCE
             ----              --- ----------------------------   -------------
 David S. Loeb...............   72 Chairman of the Board of           1985
                                    Directors and Chief
                                    Executive Officer
 Angelo R. Mozilo............   57 Vice Chairman of the Board         1985
                                    of Directors and President
 Michael W. Perry............   33 Executive Vice President and       1993
                                   Chief Operating Officer
 Richard H. Wohl.............   37 Senior Vice President,             1994
                                   Secretary and General
                                   Counsel
 Carmella L. Grahn...........   32 Senior Vice President and          1993
                                   Chief Accounting Officer
 Kellie A. Johnson...........   34 Senior Vice President of           1993
                                   Production and Operations

  David S. Loeb has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in July 1985. He is co-founder of Countrywide Credit and has been Chairman and President of Countrywide Credit since its formation in March 1969. Mr. Loeb also serves as Chief Executive Officer of the Manager. In addition, Mr. Loeb serves as Chairman of Indy Mac and of ILC.

  Angelo R. Mozilo has been President of the Company since its formation and a Director since October 31, 1985. He has been Vice Chairman of the Board of Directors since 1993. He is co-founder of Countrywide Credit and has been Vice Chairman of the Board of Directors and Executive Vice President of Countrywide Credit since its formation in March 1969. Mr. Mozilo serves as Chairman of the Board of the Manager. Mr. Mozilo served as President of CHL from 1978 to March 1995 and currently serves as Chairman and Chief Executive Officer of CHL. In addition, Mr. Mozilo serves as Vice Chairman of Indy Mac and of ILC.

  Michael W. Perry is currently Executive Vice President and Chief Operating Officer of the Company, and President and Chief Executive Officer of Indy Mac. Mr. Perry has been with the Company since January 1993 and has direct responsibility for the management of the Company and its subsidiaries. From May 1987 to December 1992, he served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank. He has 12 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

  Richard H. Wohl is currently Senior Vice President, General Counsel and Secretary for the Company and Executive Vice President, General Counsel and Secretary for each of the Company's subsidiaries. Prior to joining the Company in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles. In that capacity, he worked extensively in the institutional lending and corporate areas, and represented a number of major warehouse lenders and other financial institutions in the mortgage banking industry. Mr. Wohl graduated with distinction from Stanford University and received his J.D. from the Harvard Law School, where he was an editor of the Harvard Law Review.

  Carmella L. Grahn is currently Senior Vice President, Chief Accounting Officer of the Company and Executive Vice President, Chief Accounting Officer of each of the Company's subsidiaries. Ms. Grahn is responsible for accounting, financial reporting, taxes, administration and master servicing. Prior to joining the Company in October 1993, Ms. Grahn worked for Price Waterhouse as a certified public accountant and audit manager. She also served as Senior Vice President and Chief Financial Officer of Olympic National Bank, a publicly held bank with assets of $150 million.

  Kellie A. Johnson is currently Senior Vice President of Production and Operations for the Company and Executive Vice President of Production and Operations for each of the Company's operating subsidiaries. The Production and Operations Department is comprised of two divisions: the Conduit Division with one sales manager, six national account managers, two national accounts associates and four client service representatives and the Correspondent Lending Division with one sales manager, ten correspondent account managers and three client service representatives. Each division is responsible for marketing Indy Mac and warehouse and construction lending products. Prior to joining the Company in March 1993, Ms. Johnson was Assistant Vice President and Builder Division Manager for Cypress Financial Corporation in northern California. Ms. Johnson also held various production positions at North American Mortgage Company. Ms. Johnson has over 13 years experience in the mortgage industry and is a licensed mortgage broker in the state of California.

                            EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

  During 1995, each director was paid an annual retainer of $31,200 plus $300 for each meeting attended in person through May 1995 and was reimbursed for related expenses. On June 1, 1995, each Unaffiliated Director received a grant of stock options for 25,800 shares, each at an exercise price of $11.625 per share. These options will become exercisable one year after the grant date. Messrs. Loeb and Mozilo, who are both officers of the Company, each received a grant of stock options for 100,000 shares, each at an exercise price of $11.625 per share. These options will become exercisable one year after the grant date.

  Effective July 21, 1986, the Board of Directors adopted a deferred compensation plan allowing payment of directors' fees to be deferred until the following year. No directors' fees earned in the fiscal year ended December 31, 1995 were deferred until 1996.

GENERAL

  The Company has no salaried employees. Beginning in 1993, the Company agreed to reimburse the Manager for operating expenses, including personnel costs, incurred by the Manager in operating the Company's business. See "Related Party Transactions."

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                COMPENSATION
                                                            ---------------------
                                 ANNUAL COMPENSATION               AWARDS
                                 -----------------------    ---------------------
NAME AND                                                    SECURITIES UNDERLYING    ALL OTHER
PRINCIPAL POSITION       YEAR    SALARY($)     BONUS($)          OPTIONS(#)       COMPENSATION(1)
- ------------------       ----    ----------    ---------    --------------------- ---------------
David S. Loeb........... 1995     $ 31,200(2)  $     --            100,000            $   --
 Chairman of the Board   1994     $ 27,500(2)  $     --             30,000
  and CEO                1993     $ 27,500(2)  $     --             25,000
Michael W. Perry(3)..... 1995     $350,000      $550,000            20,000            $20,373
 Executive Vice Presi-
  dent and Chief         1994     $275,000      $400,000           120,000
  Operating Officer      1993     $250,000      $200,000            20,000
Richard H. Wohl(3)...... 1995     $175,000     $ 130,000            10,000            $ 1,750
 Senior Vice President,
  Secretary and          1994(4)  $103,385     $  87,500            10,000
  General Counsel
Carmella L. Grahn(3).... 1995    $ 120,000     $ 100,000            10,000            $ 3,600
 Senior Vice President
  and Chief Accounting   1994    $  96,667(5)  $  64,000            10,000
  Officer
Kellie A. Johnson(3).... 1995    $ 180,000      $168,190            10,000            $ 2,370
 Senior Vice President,  1994    $  92,647     $ 342,885(6)         10,000
  Production and
  Operations

                                                  Footnotes appear on next page

- --------
(1) Amounts shown for 1995 consist of the following: (i) Mr. Perry: Company contribution to deferred compensation account--$6,875; the portion of interest accrued on deferred compensation that exceeded 120% of the applicable federal rate--$1,075; life insurance premiums--$9,017; Company contribution to 401(k) Plan--$3,406; (ii) Mr. Wohl, Ms. Grahn and Ms.
    Johnson: Company contribution to 401(k) Plan. The named individuals participate in the 401(k) Plan of Countrywide Credit, the parent of the Manager.

(2) Mr. Loeb is a director and officer of the Company. The amounts in this column represent fees paid for his services as a director of the Company. He receives no salary or bonus for his services as an officer of the Company.

(3) Messrs. Perry and Wohl and Ms. Grahn and Ms. Johnson are officers of the Company and/or Indy Mac but employees of the Company's Manager who pays their compensation. The Company reimburses the Manager for its operating expenses, including the salaries and bonuses paid to these individuals. See "Compensation Committee Report on Executive Compensation" and "Related Party Transactions."

(4) Employed by the Company beginning in April 1994, so the 1994 annual compensation listed reflects compensation for less than a full year.

(5) Does not include $1,000 earned under the employee referral program.

(6) Includes bonus and sales commission earned as a sales person and $51,743 of compensation deferred until January 1995.

STOCK OPTION PLANS

  General. Pursuant to the Company's 1985 Stock Option Plan (the "1985 Plan") and 1994 Stock Incentive Plan (the "1994 Plan") (the 1985 Plan and the 1994 Plan are collectively referred to herein as the "Stock Option Plans"), stock options may be granted to directors and officers of the Company, among others.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1995

                                                      INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------------
                             NUMBER OF        % OF TOTAL
                             SECURITIES     OPTIONS GRANTED   EXERCISE
                         UNDERLYING OPTIONS  TO EMPLOYEES      PRICE     EXPIRATION    GRANT DATE
          NAME               GRANTED(#)     IN FISCAL YEAR  ($/SHARE)(4)    DATE    PRESENT VALUE(5)
          ----           ------------------ --------------- ------------ ---------- ----------------
David S. Loeb...........      100,000(1)          19%         $11.625      6/1/00       $95,927
Michael W. Perry........       20,000(2)         3.8%         $11.625      6/1/00       $19,185
Richard H. Wohl.........       10,000(3)         1.9%         $11.625      6/1/00       $ 9,225
Carmella L. Grahn.......       10,000(3)         1.9%         $11.625      6/1/00       $ 9,225
Kellie A. Johnson.......       10,000(3)         1.9%         $11.625      6/1/00       $ 9,225

- --------
(1) Option was granted on June 1, 1995 and becomes exercisable on the first anniversary of the grant date, except in the event of a "Change of Control" as defined in the 1994 Plan. Upon a Change in Control, all options become immediately exercisable.

(2) Option was granted on June 1, 1995 and becomes exercisable on the first anniversary of the grant date, except in the event of a Change of Control. Upon a Change in Control, all options become immediately exercisable.

                                               Footnotes continued on next page

(3) Options were granted on June 1, 1995 and become exercisable as follow, except in the event of a Change in Control: one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Upon a Change in Control, all options become immediately exercisable.

(4) The exercise price is the market value (defined as the average of the high and low stock prices on the New York Stock Exchange) on the date of grant.

(5) The present value of the options as of the grant date was calculated using the Black-Scholes options pricing model which has been modified to consider estimated cash dividends to be paid. The assumptions used in the model were: expected volatility of 21%, risk-free rate of return (approximately equal to the five year Treasury rate at the grant date) of 5.95%, dividend yield of 9% and time to exercise of five years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                       AND FISCAL YEAR END OPTION VALUES

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                       OPTIONS AT FY-END(#)          AT FY-END($)
                         SHARES ACQUIRED ON  VALUE   ------------------------- -------------------------
    NAME                    EXERCISE(#)     REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
    ----                 ------------------ -------- ----------- ------------- ----------- -------------
David S. Loeb...........            0       $      0   55,000       100,000     $547,188     $550,000
Michael W. Perry........       50,000       $275,388   70,000        40,000     $618,125     $306,250
Richard H. Wohl.........       10,000       $ 46,250        0        10,000     $      0     $ 55,000
Carmella L. Grahn.......       10,000       $ 78,125        0        10,000     $      0     $ 55,000
Kellie A. Johnson.......       10,000       $ 83,125        0        10,000     $      0     $ 55,000

  Loan Plans. The Board of Directors has adopted two Loan Plans (the "Loan Plans") under which loans may be made to officers and directors of the Company in connection with the exercise of stock options granted under the 1985 Plan and the 1994 Plan. Under the Loan Plans, the principal of any loan may not exceed the purchase price required to be paid to the Company upon the exercise of one or more options, less any margin or other legally required amount, and any loan proceeds must be paid directly to the Company in connection with the exercise of such options. Loans may be extended for a period of five years, which term may be renewed, at an interest rate which is set by the Compensation Committee and is, at the option of the borrower, either fixed for the term of the loan or adjustable annually by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Internal Revenue Code of 1986, as amended (the "Code"). The loans under the Loan Plan are recourse loans and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of Common Stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer. The principal and interest on the loans made under the Loan Plans are payable quarterly, with any dividends paid on the pledged stock being applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, the difference is added to the principal of the loan, and to the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, the difference is payable at the end of the term of the loan.

  The following table sets forth information relating to loans made by the Company to certain executive officers and directors of the Company under the Loan Plans in connection with the exercise of stock options under the 1985 Plan and the 1994 Plan.

                               NOTES     BALANCE AT   HIGHEST BALANCE INTEREST
        NAME                OUTSTANDING MARCH 1, 1996   DURING 1995     RATE
        ----                ----------- ------------- --------------- --------
David S. Loeb..............   Note 1      $ 54,910       $ 88,080       7.70%*
                              Note 2       154,025        233,644       6.08%*
                              Note 3       258,296        373,489       4.17%*
Angelo R. Mozilo...........   Note 1      $      0       $241,912       5.97%**
                              Note 2             0        122,392       6.19%**
                              Note 3       190.484        199,712       7.15%*
                              Note 4             0        155,464       6.83%*
                              Note 5             0        241,596       6.83%*
Lyle E. Gramley............   Note 1      $185,935       $214,008       6.87%*
Thomas J. Kearns...........   Note 1      $ 27,581       $ 38,034       4.17%*
                              Note 2        82,404        108,021       4.17%*
                              Note 3        85,268         97,205       6.66%*
Frederick J. Napolitano....   Note 1      $      0       $132,281       6.20%*
                              Note 2       121,271        203,085       7.70%*+
                              Note 3        86,128        311,991       6.08%*
                              Note 4       164,240        178,480       6.83%*
                              Note 5       146,470        158,074       6.83%*
Michael W. Perry...........   Note 1      $100,574       $      0       5.61%*
Carmella L. Grahn..........   Note 1      $      0       $ 85,694       5.79%*
Kellie A. Johnson..........   Note 1      $      0       $ 85,694       5.79%*

- --------
 * Fixed rate note.

** Adjustable rate note. Rate will be adjusted each subsequent year after the origination date according to the Applicable Federal Rate in effect at that time.

 + Loan renewed for an additional five-year term on February 15, 1996. New fixed rate--5.49%.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of Messrs. Gramley, Kearns and Napolitano, who are Unaffiliated Directors of the Company. The Company does not directly pay any employee or officer compensation; such compensation is paid by the Manager and ultimately charged to the Company pursuant to the expense reimbursement provisions of the management agreement. See "Related Party Transactions." The Manager's determinations with respect to monetary compensation are made on the basis of its policies and procedures. Pursuant to a policy adopted by the Board of Directors, the Compensation Committee reviews and approves such compensation paid by the Manager to the Company's executive officers on an annual basis. In reviewing the Manager's determinations, the

Compensation Committee considers the following criteria: the degree to which the executive officers have been able to successfully implement the Company's operating plan, the Company's earnings per share during the year and the corresponding level of dividends paid to stockholders, the Company's general performance relative to the performance of its peers during the year, the Company's growth during the year as evidenced by the market share and profitability of its principal businesses, and general product development.

  In addition, the Compensation Committee determines the stock options which may be awarded to officers of the Company. Stock options are awarded to the Unaffiliated Directors of the Company pursuant to a formula which operates automatically and has been approved by the stockholders. During 1995, Messrs. Loeb and Mozilo, who are both officers of the Company, received options for 100,000 shares, which was a greater amount than the Unaffiliated Directors received.

  The options granted to Messrs. Perry and Wohl and Ms. Grahn and Ms. Johnson during 1995 were intended to provide incentives related to earnings per share and the corresponding level of dividends paid to stockholders, and achievement of the Company's goals in implementing the Company's current operating plan.

                                       The Compensation Committee

                                       Lyle E. Gramley
                                       Thomas J. Kearns
                                       Frederick J. Napolitano

  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS AMONG CWM MORTGAGE HOLDINGS,
               INC., NYSE MARKET INDEX AND PEER GROUP INDEX(/1/)


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           CWM MORTGAGE       PEER            NYSE
(Fiscal Year Covered)        HOLDINGS, INC.     GROUP INDEX     MARKET INDEX
- ---------------------        --------------     -----------     ------------
Measurement Pt- 12/31/1990   $100               $100            $100
FYE 12/31/1991               $154.90            $136.16         $129.41
FYE 12/31/1992               $150.64            $147.17         $135.50
FYE 12/31/1993               $299.80            $172.01         $153.86
FYE 12/31/1994               $279.40            $173.45         $150.86
FYE 12/31/1995               $608.26            $203.72         $195.61

                      ASSUMES $100 INVESTED ON JAN. 1, 1991
                        ASSUMES ALL DIVIDENDS REINVESTED
                     THROUGH FISCAL YEAR ENDING DEC. 31. 1995.
                          DOLLAR AMOUNTS SHOWN FOR EACH
                           YEAR ARE AS OF DECEMBER 31.

/(1)/ Peer group is Media General Financial Services industry group of real estate investment trusts, which includes the Company.

                             SECTION 16 DISCLOSURE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to report their ownership of and transactions in the Company's Common Stock to the SEC and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 1994. Based solely on its review of the copies of the reports prepared or received by it, the Company believes that all such filing requirements were satisfied.

                          RELATED PARTY TRANSACTIONS

  The Company has entered into the transactions described below with the Manager, Indy Mac and CHL. The following directors and executive officers of the Company hold the following positions with the Manager, Indy Mac or CHL, as the case may be. David S. Loeb, who is an executive officer and director of the Company, is also an executive officer and director of the Manager and Countrywide Credit, and a director of CHL and Indy Mac. Angelo R. Mozilo, who is an executive officer and director of the Company, is also an executive officer and director of CHL and Countrywide Credit, and a director of the Manager and Indy Mac. Michael W. Perry and Richard H. Wohl, who are executive officers of the Company, are also executive officers and directors of the Manager and Indy Mac, and Mr. Perry is also an executive officer and director of the Company's subsidiaries. Carmella L. Grahn and Kellie A. Johnson, executive officers of the Company, are also executive officers of the Manager and Indy Mac, and Mr. Wohl, Ms. Grahn and Ms. Johnson are also executive officers of certain of the Company's subsidiaries.

GENERAL

  Under its operating plan commenced in 1993, the Company conducts mortgage conduit activities through Indy Mac. The Company also conducts warehouse lending and construction lending operations. Historically, the Company has been a long-term investor in single-family, first-lien, residential mortgage loans and in mortgage securities representing interests in such loans.

MANAGEMENT AGREEMENT

  Since its inception, the Company has each year entered into a management agreement with the Manager pursuant to which the Manager advises the Company on various facets of its businesses and manages its day-to-day operations, subject to the supervision of the Company's Board of Directors. The Manager conducts the day-to-day mortgage conduit, warehouse lending and construction lending operations. The management agreement may be terminated by the Company under certain circumstances upon 30 days' prior notice and by either party upon 60 days' prior notice. CHL has guaranteed the performance of the duties and obligations of the Manager under the management agreement. The Manager has subcontracted with CHL to provide certain management services to the Company. Such subcontract may be terminated by either party upon 60 days' prior notice.

  Under the terms of the management agreement with the Company, the Manager is entitled to receive a base management fee of 1/8 of 1% per annum of the average invested assets of the Company's mortgage conduit (which, for purposes of the management agreement, means the average of the aggregate book value of the assets of the mortgage conduit invested in loans secured by real estate, but excluding any mortgage loans or agency securities securitized through the issuance of mortgage-backed securities in the form of real estate mortgage investment conduits or collateralized mortgage obligations or pledged to secure other mortgage collateralized debt). In addition, the Manager is entitled to receive a warehouse lending management fee equal to 1/5 of 1% of the average daily balance of the outstanding amounts under the Company's warehouse lending facilities. Incentive compensation will also be paid to the Manager if the Company's "annualized return on equity" during any fiscal quarter is in excess of the then current Ten Year U.S. Treasury Rate plus 2%. In such event, the Manager will receive 25% of such excess amount. As used in calculating the Manager's incentive compensation, the term "annualized return on equity" means the annualized return on stockholders' equity during a quarter, calculated by dividing the Company's annualized "net income" for the quarter by its "average net worth" for the quarter, in each case determined in accordance with generally accepted accounting principles. For such calculations, the "net income" of the Company means total revenues less expenses and "average net worth" is defined as the arithmetic average of the sum (as of the beginning of each quarter and at the end of each calendar month in the quarter) of the gross proceeds from any offering of equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus or minus any retained earnings or losses of the Company. During 1995, management fees incurred by the Company under the management agreement totalled $7.3 million, which includes amounts allocated to Indy Mac. The Company also incurred
$14.1 million for reimbursement of the Manager's expenses during 1995.

TRANSACTIONS WITH INDY MAC

  The Company's mortgage conduit operations are primarily conducted through Indy Mac, a taxable corporation which is not consolidated with the Company for tax or financial reporting purposes. The Company owns all of Indy Mac's outstanding non-voting preferred stock and 99% of the economic interest of Indy Mac, and CHL owns all of Indy Mac's outstanding voting common stock and 1% of the economic interest of Indy Mac. Indy Mac's operations and technology are dependent upon and closely integrated with the Company, and the Company is the sole supplier of Indy Mac's mortgage loans. Accordingly, the Company has the ability to exercise significant influence over the financial and operating policies of Indy Mac through its ownership of the preferred stock of Indy Mac and other contracts.

TRANSACTIONS WITH CHL

  The Company's mortgage loan conduit operations consist of the purchase of residential mortgage loans by the Company from originators and the sale of such mortgage loans to Indy Mac, securitization of the mortgage loans and the sale of the resulting securities to investors or sales of the mortgage loans on a whole loan basis. The Company and the sellers of the mortgage loans negotiate whether the seller will retain or the Company will purchase the rights to service the mortgage loans purchased by the Company and Indy Mac. Indy Mac has an arrangement with established servicers, including CHL, to sub-service loans for which Indy Mac acquires the servicing rights for a fee. CHL earned sub-servicing fees of approximately $461,000 during 1995 under this arrangement.

  During 1995, the Company purchased mortgage loans with principal balances aggregating approximately $74.6 million from CHL. In addition, CHL was servicing the mortgage loans securing three series of CMOs issued by a subsidiary of the Company or trusts established by a subsidiary pursuant to servicing agreements entered into in 1987 and 1993. The agreements provide for servicing fees up to .32% of the aggregate unpaid principal balance of the mortgage loans being serviced. CHL received servicing fees of approximately $250,000 under these agreements in 1995.

                                 PROPOSAL TWO

                   APPROVAL OF THE 1996 STOCK INCENTIVE PLAN

  At the annual meeting, stockholders will be asked to approve the Company's 1996 Stock Incentive Plan (the "Plan" or the "1996 Plan"), adopted by the Board of Directors on April 1, 1996, which authorizes 4,000,000 (subject to adjustments under the Plan) shares of the Company's common stock, $0.01 par value, for issuance under the Plan. The closing price of the Company's common stock on March 29, 1996 was $16.125.

  This summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is available for review at the principal executive offices of the Company and will be furnished to stockholders without charge upon written request directed to Investor Relations, CWM Mortgage Holdings, Inc., 155 North Lake Avenue, P.O. Box 7137, Pasadena, CA 91109-7137 (telephone: (818) 304-7523).

DESCRIPTION OF PLAN

  The purposes of the Plan are to promote the interests of the Company and its stockholders, to improve the long-term financial performance of the Company, and to attract and retain outside directors, members of management and key individuals who provide services to the Company, by providing competitive financial incentives related to equity interests in the Company. The Plan consists of two separate components: the Staff Program under which options (both incentive and nonqualified), stock appreciation rights, restricted stock, stock bonuses, dividend equivalents and certain other performance and incentive share related awards (collectively, "Staff Awards") may be granted to officers (including directors who are officers), employees and certain consultants and other individuals who perform significant services for the Company; and the Director Program under which nonqualified options ("Director Options") will be automatically granted to non-employee directors. Messrs. David S. Loeb and Angelo R. Mozilo are eligible for Staff Awards. All other directors are eligible only for the Director Options.

  The Staff Program does not prescribe limitations on the price of awards (except that stock options may not be granted at less than fair market value on the date of grant) or require minimum holding periods or vesting periods. To the extent such restrictions are deemed appropriate by the Compensation Committee of the Board of Directors (the "Committee") to a particular type of award, to particular individuals, or in particular circumstances, such restrictions will be included in the respective award agreements.

 Administration

  The Director Program is a formula plan and, to the maximum extent feasible, self-effectuating.

  The Staff Program will be administered by the Committee. The Board of Directors has delegated to the Committee complete administrative authority with respect to the Staff Program, including the authority to grant (and amend) any award or combination of stock options, stock appreciation rights, restricted or performance stock, stock bonuses, dividend equivalents, performance awards and other stock related benefits, payable in stock and/or cash.

 Eligibility

  Persons eligible to receive awards under the Staff Program include officers of the Company and its subsidiaries and certain other individuals, including employees, who perform services for the Company and its subsidiaries of a nature similar to those performed by employees, such as agents and consultants. The Staff Program, however, does not require any participant to remain in the continuous employ of the Company or to serve for any particular period of time. Although the Company does not currently have any direct employees (see "Executive Compensation--General"), 31 officers of the Company are, and approximately 294 employees of the Manager may be, considered eligible under the Staff Program at the present time, subject to the power of the Committee to determine all eligible employees and other persons (other than ineligible directors) to whom awards will be granted.

  Persons entitled to Director Options include each director who is not an officer or employee of the Company or any subsidiary ("Non-Officer Director"). At present there are three Non-Officer Directors of the Company. Non-Officer Directors are not eligible under the Staff Program. Directors who are officers or employees of the Company or a subsidiary are eligible to receive awards only under the Staff Program.

  The maximum number of shares subject to stock options and stock appreciation rights (individually "SAR", collectively "SARs") which may be granted under the Staff Program to any eligible individual under the Staff Program in any year may not exceed 250,000, subject to adjustment. The Staff Program limit of 4,000,000 on the maximum amount of shares that may be issued under the Plan includes shares underlying certain derivative securities payable in cash (such as where the cash amount is determined by share value). The Plan is not exclusive. A person who holds an award may be granted additional awards under the Plan or under other plans or by appropriate authorization of the Board or the Committee without reference to a specific plan.

  The Committee may grant to a holder of an award under the Staff Program, if he or she is otherwise eligible and (where consent is required) consents, a new or modified award in lieu of an award previously granted with respect to a number of shares, at an exercise price and for a length of time, which is greater or lesser than that under the earlier award, or may do so by cancellation and regrant, amendment, substitution or otherwise, subject only to the general limitations of the Plan or under applicable law.

  In determining the persons to whom awards will be granted and the amount of the awards, the Committee typically will consider the responsibilities and contributions of such persons, their other compensation, other factors deemed relevant in light of the type of award under consideration and the purposes of the Plan, as well as applicable legal requirements.

  Options and similar rights, as well as restricted shares or other awards (prior to vesting), will be non-transferrable, with limited exceptions. In general, stock options will be exercisable for a period of three months following termination of service to the Company except that special provisions apply in the event of death, permanent disability or termination for cause.

 Staff Program

  The Staff Program provides that the Committee may grant any combination of stock options, restricted or performance stock, cash and stock bonuses, SARs, dividend equivalents, performance awards and other stock related benefits. Each grant will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

  Stock options provide for the right to purchase Common Stock at a price which may not be less than fair market value on the effective date of the grant. Options may be granted, typically without any specific consideration but subject to vesting limitations, for a term which may not exceed five years. Incentive stock options, if used, will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, but may be subsequently modified to disqualify them from such treatment.

  SARs may be granted in connection with stock options and other awards, or separately. SARs granted by the Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Company's common stock over the exercise price of the related option or other awards but may also or alternatively be based upon criteria such as book value or earnings. The SARs may provide that the holder of the SARs may exercise the SAR and/or the option or other awards in whole or in part. The Committee may elect to pay SARs in cash or in common stock or in a combination of cash and common stock. SARs limited to change in control situations or other extraordinary events are also authorized.

  Restricted and unrestricted stock may be awarded or sold to eligible participants under the Plan for such lawful consideration with a value not less than the par value per share and subject to such restrictions as may be determined by the Committee. Restricted stock typically will be subject to return to the Company if the applicable restrictions (which may include the lapse of time, performance criteria or other factors) do not lapse within a period not to exceed five years and generally will be nontransferable until such restrictions lapse. Recipients of restricted stock, unlike recipients of options, may have voting rights and receive dividends on the shares prior to the time when the restrictions lapse.

  Performance awards may be granted by the Committee. Generally, these awards, if granted in the future, will be based upon specific agreements and may be paid in cash or in common stock or in a combination of cash and common stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price or value of the Company's common stock over a predetermined period. These awards do not involve the issuance of Company stock but are hypothetical stock "units" which are granted to a participant and upon which the value of any incentive award will be calculated. Performance awards may also include cash and stock bonuses which may be granted by the Committee on an individual or group basis and which may be payable in cash or in common stock or in a combination of cash and common stock.

  If expressly provided by the Committee, Awards of restricted stock may be made to the holder of any Option, based upon dividends or distributions that would have been received had the Common Stock covered by the Option been issued and outstanding on the applicable dividend record date. The terms and conditions of any such Awards of restricted stock will be specified by the applicable Award Agreement.

  The Committee may approve any combination of payment in cash or common stock to any participant in respect of any performance or incentive award under the Plan and may approve a payment in common stock, or an option or other right to purchase common stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation otherwise payable to an eligible employee.

 Director Program

  Each Non-Officer Director will be granted automatically on June 1, 1996, subject to shareholder approval of the Plan, and on the first business day in June in each calendar year during the term of the Plan, a Director Option to purchase the number of Common Shares equal to 30,000 multiplied by a fraction, the numerator of which is the earnings per share ("EPS") of the Common Stock (on a fully diluted basis) of the Company for the fiscal year of the Company ended immediately before the date of grant of the Director Option (as reported in the audited Financial Statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, but in no event less than zero) (the "EPS Numerator Amount") and the denominator of which is the greater of (x) $1.15 in 1996 which amount shall be compounded at a rate of 15% per year for subsequent years; and (y) the EPS Numerator Amount for the fiscal year of the Company ended immediately before the fiscal year whose results are included in the EPS Numerator Amount in the applicable year. No Non-Officer Director will receive Director Options to purchase less than 20,000 or more than 50,000 shares in any calendar year. The purchase price per share of common stock covered by each such option, payable in cash and/or shares (at then fair market value), is the fair market value of the Common Stock on the date the option is granted. The options are fully exercisable the first anniversary of the date of grant, and, unless earlier terminated, terminate five years after they are granted, or upon any earlier liquidation of the Company.

  If a director's services as a Board member are terminated as a result of death, disability, or retirement after five years of service, options will become immediately exercisable in full for a period of one year or until the expiration of the stated term of the Director Option, whichever period is shorter. If a Non-Officer Director's services are terminated for any other reason (other than cause as defined in the Plan), the Director Option will be exercisable for a period of three months or the balance of the Director Option's term, whichever period is shorter.

  The Plan provides for full vesting and acceleration of exercise dates of the Director Options in the event of and in certain circumstances prior to a change of control of the Company. A change of control occurs under the Plan when 25% or more of the Common Stock of the Company is acquired without Board approval by any entity or group, or the shareholders approve a dissolution or liquidation of the Company, or a reorganization, merger or consolidation as a result of which the stockholders of the Company immediately prior to such event own securities with less than 25% of the voting power of the surviving corporation, or sale of substantially all or all of the assets of the Company as an entirety to another entity, or there is a change in the majority of the Board during any 24-month period without approval of a majority of the directors then still in office who were directors at the beginning of such period (including for these purposes, new directors whose election or nomination was so approved).

 Miscellaneous Provisions

  The Plan contains provisions relating to adjustments for certain changes in the Company's capitalization or Common Stock or upon certain specified events. The number and type of shares or other securities, cash or other property that may be acquired under the Plan, share limits (individual and otherwise), the EPS and fixed dollar amounts, the maximum number and type of shares or other securities that may be delivered pursuant to awards, and such other terms as are necessarily affected by such specified events are subject to adjustment in the event of a reorganization, merger, recapitalization, stock split, stock dividend, consolidation, restructuring or similar events. Adjustments relating to Director Options may only be based on objective criteria and must be approved by stockholders or otherwise consistent with the treatment of stockholders generally in respect of their shares.

  In addition, the Plan generally provides for full vesting and acceleration of exercise dates of awards under the Staff Program in the event of a change of control of the Company (as defined above), although the Committee may limit the duration of such acceleration of Staff Awards.

  The Plan permits the payment of the option or award price at the Committee's discretion in cash or with shares of the Company's common stock valued at their fair market value or a combination of shares and cash. Other lawful consideration, which may include (for example) a note (under any award financing plan that may be available or as otherwise approved by the Committee), services, or cash compensation offset, may also be applied to the purchase or exercise price of an award under the Staff Program, to the extent so authorized by the Committee.

  Shares held by a participant other than a Non-Officer Director may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, to the extent authorized by the Committee. In addition, the Committee may grant under the Staff Program a cash bonus in the amount of any tax related to awards.

  The authority to grant new options or awards under the Plan will terminate on March 31, 2006, unless it is extended or terminated prior to that time by the Board of Directors. The termination of the Plan will not affect rights of participants which accrued prior to such termination. The Board may, without stockholder approval, suspend or amend the Plan at any time, and the Committee may, with the consent of a holder, substitute awards or modify the terms and conditions of an outstanding award, to, among other changes, extend the term (subject to the maximum 5-year term limit), reduce the price (but not, in the case of options, below the then market price), accelerate exercisability or vesting or otherwise preserve benefits of the award. The Plan provides that amendments require stockholder approval to materially increase the maximum number of shares which may be delivered pursuant to awards granted under the Plan, materially increase the benefits accruing to participants under the Plan, materially change the requirements as to the eligibility to participate in the Plan, provide for the grant of options or stock appreciation rights having an exercise price or appreciation base of less than the fair market value of the Common Stock on the date of such grant or extend the term of the Plan. Amendments to the Plan that are permitted without stockholder approval could increase the costs to the Company of the Staff Program.

  Shares subject to awards that expire or terminate or otherwise do not vest for any reason are available for subsequent awards under the Plan.

TAX CONSEQUENCES OF THE PLAN

  The federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with the general tax principles applicable to the Plan. State and local tax consequences are beyond the scope of this summary.

 Nonqualified Stock Options

  No taxable income will be realized by an optionee upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares, the participant will realize short-term or long-term capital gain or loss. The Company will not be entitled to any further deduction at that time.

 Incentive Stock Options

  An optionee who receives an incentive stock option will not be treated as receiving taxable income upon the grant of the option or upon the exercise of the option, provided the exercise occurs, in general, during employment or within three months after termination of employment. However, any appreciation in share value after the date of grant will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the option nor within one year after the date of exercise, any gain or loss resulting from disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of such holding periods (a "disqualifying disposition"), the optionee will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price or, if less, the excess of the amount realized on the disqualifying disposition over the exercise price. Any remaining gain will be taxed at capital gains rates.

  The Company will not be entitled to any deduction as a result of the grant or exercise of an incentive stock option, or on a later disposition of the stock received, except that in the event of a disqualifying disposition the Company will be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

 Restricted Stock

  The recipient of restricted stock will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time the restrictions lapse over the amount, if any, which the recipient paid for the restricted stock. However, the recipient may elect, within 30 days after the date of receipt, to report the fair market value of the stock as ordinary income at the time of receipt. The Company may deduct an amount equal to the income recognized by the recipient at the time the recipient recognizes the income.

  The tax treatment of restricted stock which is disposed of will depend upon whether the recipient made an election to include the value of the stock in income when awarded. If the recipient made such an election, any disposition after the restrictions lapse will result in a long-term or short-term capital gain or loss depending upon the period the restricted stock is held. If, however, such election is made and for any reason the restrictions imposed on the restricted stock fail to lapse, the individual will not be entitled to a deduction. If an election is not made, disposition after the lapse of restrictions will result in short-term or long-term capital gain or loss equal to the difference between the amount received on disposition and the greater of the amount paid for the stock by the recipient or its fair market value at the date the restrictions lapsed.

 Stock Appreciation Rights

  At the time of receiving a SAR, the participant will not recognize any taxable income. Likewise, the Company will not be entitled to a deduction for the SAR. Upon the exercise of a SAR, the participant will generally recognize ordinary income in an amount equal to the cash and/or fair market value of the shares received. If a participant receives stock, then the amount recognized as ordinary income becomes the participant's tax basis for determining gains or losses (taxable either as short-term or long-term capital gain or loss, depending on whether or not the shares are held for more than one year) on the subsequent sale of such stock. The holding period for such shares commences as of the date ordinary income is recognized. The Company will be entitled to a deduction in the amount and at the time that the participant first recognizes ordinary income.

 Performance Awards

  A participant who has been granted a performance award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income, and the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

 Dividend Equivalents

  A recipient of a dividend equivalent award will not realize taxable income at the time of grant and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and the Company will be entitled to a deduction. The measure of the income and deduction will be the amount of cash and the fair market value of the shares at the time the dividend equivalent award is paid.

 Stock Payments and Bonuses

  A participant who receives a stock bonus, or a stock payment in lieu of a cash payment, will be taxed at the value of the stock on the date of award, and the Company will have a deduction in the same amount.

 Special Rules Governing Persons Subject to Section 16(b)

  Under the federal tax law, special rules may apply to participants in the Plan who are subject to the restrictions on resale of the Company's common stock under Section 16(b) of the Securities Exchange Act of 1934. These rules, which effectively take into account the Section 16(b) restrictions, apply in limited circumstances and may affect the timing and/or amount of income recognized by these persons with respect to certain stock-based awards under the Plan.

 Accelerated Payments

  If, as a result of certain changes in control of the Company, a participant's options or SARs become immediately exercisable, or if restrictions immediately lapse on restricted stock, or if shares covered by a performance award are immediately issued, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

 Section 162(m) Limits

  Notwithstanding the foregoing discussion of the deductibility of compensation under the Plan by the Company, Section 162(m) to the Code would render non-deductible to the Company certain compensation to certain persons required to be named in the Summary Compensation Table ("Named Executive Officers") to the extent such person's total compensation exceeds $1,000,000 in any year unless such excess compensation is "qualified performance-based compensation" (as defined) or is otherwise exempt from these limits on deductibility. The applicable conditions of an exemption for qualified performance-based compensation plans include, among others, a requirement that the stockholders approve the material terms of the plans. The Plan has been adopted by the Committee subject to stockholder approval. Although the Company believes that certain performance awards under the Plan may be exempt from such limits as performance based compensation in any event, other awards under the Plan would not be. No assurances can be given that compensation payable under the Plan to such persons will be deductible to the Company if such $1,000,000 limitation is exceeded.

SPECIFIC BENEFITS

  No Awards have been made under the Plan. However, the formula used to determine Director Options is the same under the 1996 Plan as under the existing 1994 Plan except that the 1996 Plan provides that the Non-Officer Directors will receive options for no less than 20,000 shares in any given year. Accordingly, the same options would have been granted in 1995 under the 1996 Plan as were granted under the 1994 Plan. Specific benefits after 1996 are based on the formula and are not presently determinable; but Director Options may not in any year exceed 50,000 shares per eligible director or be less than 20,000 shares. A minimum of 600,000 shares and a maximum of 1,500,000 shares (subject to adjustments under the Plan) may be delivered to existing Non-Officer Directors on exercise of Director Options to be granted under the Plan.

  The following table sets forth the number of shares subject to options that would have been granted during fiscal 1995 to Non-Officer Directors and to officers, assuming that the 1996 Plan had been in effect during fiscal 1995 and that all stock options granted under the Company's existing 1994 Plan to officers during fiscal 1995 had been granted instead under the 1996 Plan. The amounts shown below are not necessarily indicative of the amounts which may be granted in any future period under the 1996 Plan.

                           FIRST YEAR PLAN BENEFITS

                                                               NUMBER OF SHARES
NAME AND POSITION                                             SUBJECT TO OPTIONS
- -----------------                                             ------------------
David S. Loeb, Chairman and CEO..............................      100,000
Michael W. Perry, Senior Vice President and COO..............       20,000
Richard H. Wohl..............................................       10,000
Carmella L. Grahn............................................       10,000
Kellie A. Johnson............................................       10,000
Executive Officers as a Group (6 persons)....................      250,000
Non-Officer Directors as a Group (3 persons).................       77,400
All Officers Excluding Executive Officers....................      130,850

RELATIONSHIP TO 1994 PLAN

  If the 1996 Plan is approved by stockholders, the 1994 Plan will be cancelled and thereafter no additional options can be granted under the 1994 Plan. However, the cancellation will have no effect on outstanding options under the 1994 Plan.

VOTE REQUIRED

  Approval of the Plan requires the affirmative vote of holders of a majority of the shares present or represented and entitled to vote on the matter at the meeting. The total votes cast on the proposal must represent over 50% of the shares entitled to vote on the proposal. The Plan was adopted by the Board, subject to stockholder approval.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE 1996 STOCK INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                PROPOSAL THREE

              APPROVING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected the accounting firm of Grant Thornton LLP ("Grant Thornton") to audit the Company's financial statements for the year ending December 31, 1996. Grant Thornton has acted as the independent accounting firm for the Company since 1985. In accordance with a resolution of the Board of Directors, this selection is being presented to stockholders for ratification at this meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for ratification. A representative of Grant Thornton will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT ACCOUNTANTS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER MATTERS

  The Board of Directors knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

                          ANNUAL REPORT AND FORM 10-K

  The 1995 Annual Report to Stockholders containing the consolidated financial statements of the Company for the year ended December 31, 1995 accompanies this proxy statement.

  STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, CWM MORTGAGE HOLDINGS, INC., 155 NORTH LAKE AVENUE, P.O. BOX 7137, PASADENA, CALIFORNIA 91109-7137. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM THE COMPANY UPON THE PAYMENT TO THE COMPANY OF THE COSTS OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder wishes to present for consideration at the 1997 annual meeting must be received by the Company no later than December 6, 1996, in order to be included in the proxy statement and form of proxy for that annual meeting. Proposals should be directed to the Secretary of the Company.

                                          By Order of the Board of Directors

                                          /s/ Richard H. Wohl

                                          Richard H. Wohl
                                          Secretary

Dated: April 4, 1996

     [_]

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOLLOWING MATTERS unless specified to the contrary.

1. Election of Directors

   FOR all nominees
   listed below                        [X]

   WITHHOLD AUTHORITY to vote
   for all nominees listed below       [X]

   *EXCEPTIONS                         [X]

Nominees: David S. Loeb, Angelo R. Mozilo, Lyle E. Gramley, Thomas J. Kearns,
          Frederick J. Napolitano

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

2. To approve the CWM Mortgage Holdings, Inc. 1996 Stock Incentive Plan.

   FOR [X]      AGAINST [X]      ABSTAIN [X]

Receipt of copies of the Annual Report to Shareholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 4, 1996 is hereby acknowledged.

3. To approve the selection of Grant Thornton LLP as the Independent Accountants to audit the Company's financial statements for the year ending December 31, 1996.

   FOR [X]      AGAINST [X]      ABSTAIN [X]

I PLAN TO                               Change of Address or
ATTEND THE MEETING [X]                  Comments Mark Here   [X]

                                            Please date and sign exactly as name
                                            appears on this proxy. Joint owners
                                            should each sign. If the signer is a
                                            corporation, please sign full
                                            corporate name by duly authorized
                                            officer. Executors, trustees, etc.
                                            should give full title as such.

                                            Dated:________________________, 1996


                                            ____________________________________
                                                         Signature(s)

                                            ____________________________________
                                                         Signature(s)


                                            VOTES MUST BE INDICATED
                                            (X) IN BLACK OR BLUE INK [X]

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

- --------------------------------------------------------------------------------

                          CWM MORTGAGE HOLDINGS, INC.

                                   P R O X Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS, MAY 29, 1996

     The undersigned hereby appoints David S. Loeb and Angelo Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of CWM Mortgage Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on May 29, 1996 at 10:00 a.m. and any adjournment thereof.

                                    (Continued and to be signed on reverse side)

                                            CWM MORTGAGE HOLDINGS, INC.
                                            P.O. BOX 11294
                                            NEW YORK, N.Y. 10203 0294